Exhibit 23.1

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2026, with respect to the consolidated financial statements of Bed Bath & Beyond, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Salt Lake City, Utah
March 11, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.